EXHIBIT 99.2

June 19, 2002	Charles Yulish	(301) 564-3391
	Elizabeth Stuckle	(301) 564-3399
	USEC Internet Site:	www.usec.com

Governments Approve New USEC-Russian Agreement
U.S. and Russia Approve Market-based Pricing Terms to Convert Warheads to Nuclear Fuel

     Bethesda, MD – The U.S. and Russian governments have approved implementation of new, flexible market-based pricing terms for the remaining 12 years of the historic Megatons to Megawatts national security program. The new flexible pricing terms will go into effect in January 2003. USEC Inc. (NYSE: USU) is the program’s executive agent for the U.S. government.

     The Megatons to Megawatts program is a 20-year, $8 billion program to convert bomb-grade uranium from dismantled Russian nuclear weapons into nuclear fuel. USEC purchases the nuclear fuel from Russia and sells it to customers to power their electric generating stations. The program is completely funded by USEC under commercial terms.

     In the eight years since the program’s inception, Russian bomb-grade material capable of making almost 6,000 warheads has been eliminated by its conversion to commercial nuclear reactor fuel. USEC has paid Russia nearly $2.5 billion to date. The Megatons to Megawatts program eliminates nuclear warhead material that might otherwise be sought by terrorists. The program will continue through 2013 and will eliminate Russian bomb-grade highly enriched uranium capable of making approximately 20,000 nuclear warheads.

     “These new commercial terms benefit each of the parties,” said William H. Timbers, USEC president and chief executive officer. “The government is achieving a vital national security goal without taxpayer funds. The Russian government is securing a steady revenue stream from selling this nuclear material over the next 12 years, and USEC’s shareholders benefit from our paying a fair, market-based price for this important supply of enriched uranium fuel. Resolving price issues with Russia for about half of our product supply is a key step in strengthening our core business.”

     Signing this contract amendment culminates several years of intense effort by USEC to increase operational efficiencies, enhance revenue by ending unfair foreign trade practices and put in place a long-term competitive pricing structure for the Megatons to Megawatts program.

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Pricing Contract Terms

     Under the terms of the contract amendment, market-based pricing will take effect January 1, 2003. USEC will pay the fixed price of $90.42 per SWU for the remainder of calendar 2002.

     Terms of the amendment between USEC and Tenex, the Russian executive agent, include:

•	A commitment through 2013 to purchase at least 5.5 million SWU annually, which is derived from approximately 30 metric tons of HEU, resulting in the purchase of a total of 500 metric tons.

•	A market-based pricing formula that includes a discount from an index of international and U.S. price points, including both long-term and spot prices. A multi-year retrospective of this index will be used to smooth out the disruptive effect of any short-term market price swings.

•	The amendment contemplates that Russia will receive at least $7.5 billion over the 20-year term of the HEU agreement.

     The Company reiterates its earnings guidance for fiscal year 2002 of $9 to $12 million, and now expects to be at the high end of that range. The Company now expects cash flow from operations, after capital expenditures, to be about $200 million. The $50 million improvement in cash flow since our April guidance is due to the timing of deliveries from Russia. For fiscal 2003, which begins July 1, the Company anticipates earnings to be in roughly the same range as fiscal 2002. Because the market-based pricing will go into effect in January 2003, the anticipated lower prices paid for Russian deliveries will begin to impact positively USEC’s financial results in the second half of fiscal 2003.

     This news release contains forward-looking information that involves risk and uncertainty, including certain assumptions regarding the future performance of the Company. Actual results and trends may differ materially depending upon a variety of factors, including, without limitation, market demand for USEC’s products, pricing trends in the uranium and enrichment markets, deliveries under the Russian contract, the availability and cost of electric power, implementing necessary agreements with the Department of Energy (“DOE”) regarding use of advanced technology and facilities, satisfactory performance of the technology at various stages of demonstration, USEC’s ability to successfully execute its internal performance plans and maintain access to short-term funding, the refueling cycles of USEC’s customers, implementing inventory remediation, the outcome of litigation, and the impact of any government regulation. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year.

     USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

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